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               AMENDMENT NO. ONE TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. ONE (this "Amendment") is made and entered into as of November 7, 1997, by and among NATIONAL DATA CORPORATION ("NDC"), a Delaware corporation; DUNKIRK, INC. ("Sub"), a Delaware corporation; and SOURCE INFORMATICS INC. ("Source"), a Delaware corporation.

                                    Preamble

  WHEREAS, NDC, Sub and Source entered into an Agreement and Plan of Merger dated as of August 20, 1997 (the "Agreement"), which, among other things, provided that NDC would acquire Source pursuant to the merger of Sub with and into Source (the "Merger"); and

  WHEREAS, pursuant to Section 9.2 (h)(ii) of the Agreement, it is a condition to NDC's obligation to consummate the Merger that Source and Walsh International Inc. ("Walsh") execute and deliver to NDC a licensing arrangement between Source and Walsh relating to operations of Walsh in Asia (the "East Asia License Agreement"); and

  WHEREAS, NDC, Source and Walsh have agreed to terminate negotiations with respect to the East Asia License Agreement and NDC, Sub and Source have agreed to remove the consummation of such agreement from the conditions precedent to consummation of the Merger; and

  WHEREAS, NDC, Sub and Source desire to amend the Agreement to reflect the elimination of such condition; and

  WHEREAS, NDC, Sub and Source are of the opinion that the foregoing is in the best interests of the parties and their respective stockholders.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree that all references in the Agreement to the East Asia License Agreement--Exhibit 8 shall be deleted.


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  All capitalized terms contained in this Amendment and no otherwise defined shall have the meaning ascribed to them in the Agreement.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                             National Data Corporation

                             By: /s/ E. Michael Ingram
                                -------------------------------------
                             Name: E. Michael Ingram
                             Title: Senior Vice President

                             Dunkirk, Inc.

                             By: /s/ E. Michael Ingram
                                -------------------------------------
                             Name: E. Michael Ingram
                             Title: Senior Vice President

                             Source Informatics Inc.

                             By: /s/ Warren J. Hauser
                                -------------------------------------
                             Name: Warren J. Hauser
                             Title: Vice President